Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement No. 333-279034 on Form S-3 and Registration Statement Nos. 333-225743, 333-225744, 333-248101, 333-257560, 333-267909, 333-273229, 333-280812, and 333-292615 on Form S-8 of Lisata Therapeutics, Inc. of our report dated November 12, 2026, relating to the combined financial statements of Marea Therapeutics, Inc. and M2 Therapeutics, Inc. as of and for the years ended December 31, 2025 and 2024 appearing in this Current Report on Form 8-K/A of Lisata Therapeutics, Inc.

/s/ Ernst & Young LLP

San Mateo, California
November 12, 2026